UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 1, 2012

U.S. Silica Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-35416	26-3718801
(Commission File Number)	(IRS Employer Identification No.)

8490 Progress Drive, Suite 300, Frederick, MD	21701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 345-6170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

William A. White and Donald A. Merril

On October 1, 2012, U.S. Silica Holdings, Inc. (the “Company”) announced the retirement of William A. White as the Chief Financial Officer of the Company effective as of December 31, 2012. On January 1, 2013, Donald A. Merril, who was appointed Vice President of Finance of the Company on October 1, 2012, will become the Chief Financial Officer of the Company. Prior to joining the Company, Mr. Merril, age 48, had served as Senior Vice President and Chief Financial Officer of Myers Industries Inc. from January 2006 through August 2012. Prior to serving at Myers Industries, Mr. Merril held the role of Vice President and Chief Financial Officer, Rubbermaid Home Products Division at Newell Rubbermaid Inc. from 2003 through 2006. No decisions have been made at this time with respect to compensation arrangements for Mr. Merril when he becomes the Chief Financial Officer, but any required compensation information will be disclosed by the Company once determined. In connection with his retirement, Mr. White will be entitled to receive the severance benefits set forth in his Employment Agreement dated December 21, 2011, a copy of which has been filed as Exhibit 10.23 to the Company’s Amendment No. 5 to the Registration Statement on Form S-1 filed December 29, 2011 (File No. 333-175636) and is incorporated herein by reference.

To ensure an orderly transition of Mr. White’s responsibilities, Mr. White and U.S. Silica Company, a wholly-owned subsidiary of the Company (“U.S. Silica”), have entered into a Consulting Agreement, effective as of January 1, 2013, pursuant to which Mr. White will provide financial and other consulting services as requested by U.S. Silica through December 31, 2013. Mr. White has agreed to not compete with U.S. Silica during the term of the Consulting Agreement and to not disclose confidential information relating to U.S. Silica obtained by him. In consideration for Mr. White’s consulting services and confidentiality and non-compete covenants, Mr. White will be entitled to receive $1,500 for each day he provides services to U.S. Silica; provided that U.S. Silica has agreed to pay Mr. White a minimum of $15,000 per calendar quarter notwithstanding the failure of U.S. Silica to utilize Mr. White’s services to such extent in such calendar quarter.

Brian Slobodow

On October 1, 2012, the Company announced that Brian Slobodow, the Company’s Chief Administrative Officer, will resign as an executive officer of the Company effective October 8, 2012 to become an operating executive of Golden Gate Capital or one of its affiliates. To ensure a smooth transition, Mr. Slobodow will continue as an employee of the Company through December 31, 2012 (the “Transition Period”).

In connection with Mr. Slobodow’s departure from the Company, Mr. Slobodow, the Company and U.S. Silica entered into a Separation and Transition Agreement, dated October 1, 2012, pursuant to which Mr. Slobodow will (1) continue to receive his current compensation and benefits through the end of the Transition Period (but all such amounts will be reimbursed to the Company by Golden Gate Capital or one of its affiliates) and (2) receive a payout under the Company’s performance-based cash incentive program for 2012 if the targets are achieved, prorated to reflect his service to the Company as an executive officer through October 7, 2012 and payable when such awards become calculable in early 2013. In consideration for these payments, Mr. Slobodow (a) reaffirmed his confidentiality, non-disparagement, non-competition and non-solicitation obligations to the Company and (b) agreed to terminate his employment agreement.

Mr. Slobodow will continue to serve on the Company’s board of directors (the “Board”) until such time as the Company determines not to re-nominate him, or earlier if Golden Gate Capital requests him to resign. In lieu of receiving an annual cash retainer in connection with his continued service on the Board, Mr. Slobodow will retain the equity awards that he was granted during his service as an employee of the Company, and all remaining unvested awards as of January 1, 2013 (options to purchase 89,992 shares at a weighted average exercise price of $14.11) will now vest equally over the three year time period beginning January 1, 2013.

In connection with the foregoing, the Company issued a press release, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Consulting Agreement, effective as of January 1, 2013, by and between U.S. Silica Company and William A. White.

10.2	Separation and Transition Agreement, dated October 1, 2012, by and between U.S. Silica Holdings, Inc., U.S. Silica Company and Brian Slobodow.

99.1	Press release dated October 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2012

U.S. SILICA HOLDINGS, INC.

/s/ Bryan A. Shinn
Bryan A. Shinn
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Consulting Agreement, effective as of January 1, 2013, by and between U.S. Silica Company and William A. White.

10.2	Separation and Transition Agreement, dated October 1, 2012, by and between U.S. Silica Holdings, Inc., U.S. Silica Company and Brian Slobodow.

99.1	Press release dated October 1, 2012.